Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Patrick Billings
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY ANNOUNCES
THIRD-QUARTER 2017 EARNINGS

•	Company Achieves Strong Operating Results in Third Quarter, First Nine Months of 2017

•	Texas Regulators Set 180-Day Schedule to Complete Review of Oncor Transaction

SAN DIEGO, Oct. 30, 2017 - Sempra Energy (NYSE: SRE) today reported third-quarter 2017 earnings of $57 million, or $0.22 per diluted share, compared with third-quarter 2016 earnings of $622 million, or $2.46 per diluted share.
On an adjusted basis, Sempra Energy’s third-quarter 2017 earnings increased to $265 million, or $1.04 per diluted share, from $259 million, or $1.02 per diluted share, in the third quarter 2016. Adjusted earnings excluded a $208 million after-tax impairment in the most recent quarter related to a proposed decision by administrative law judges with the California Public Utilities Commission (CPUC) denying the request by San Diego Gas & Electric (SDG&E) to recover costs related to the 2007 San Diego wildfires. Adjusted earnings in last year’s third quarter excluded a $350 million after-tax remeasurement gain related to the acquisition of PEMEX’s share of the Gasoductos de Chihuahua (GdC) joint venture by Sempra Energy’s Mexican subsidiary IEnova, a $78 million after-tax gain on the sale of EnergySouth and net after-tax losses of $65 million related to the planned sale of IEnova’s Termoeléctrica de Mexicali (TdM) power plant.
For the first nine months of 2017, Sempra Energy’s earnings were $757 million, or $2.99 per diluted share, compared with $991 million, or $3.93 per diluted share, in the first nine months of 2016. Adjusted earnings for the first nine months of 2017 increased to $979 million, or $3.87 per diluted share, from $884 million, or $3.51 per diluted share for the first nine months of 2016.
These results reflect certain significant items as described in the following table of GAAP earnings, reconciled to adjusted earnings on an after-tax basis, for the third quarter and first nine months of 2017 and 2016:

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; Dollars, except EPS, and shares, in millions)	2017	2016	2017	2016

GAAP Earnings	$57	$622	$757	$991

SDG&E
Impairment of Wildfire Regulatory Asset	208	—	208	—
Tax Repairs Adjustments Related to General Rate Case (GRC)	—	—	—	31

SoCalGas
Tax Repairs Adjustments Related to GRC	—	—	—	49

Sempra Mexico
Gain in Connection with Gasoductos de Chihuahua (GdC) Acquisition	—	(350)	—	(350)
Impairments and Losses Related to Termoeléctrica de Mexicali (TdM) Held For Sale	—	65	42	91

Sempra LNG & Midstream
Gain on Sale of EnergySouth	—	(78)	—	(78)
(Recoveries) Losses Related to Permanent Releases of Pipeline Capacity	—	—	(28)	123
Loss Related to Sale of Investment in Rockies Express Pipeline	—	—	—	27

Adjusted Earnings(1)	$265	$259	$979	$884

Diluted weighted-average shares outstanding	253	252	253	252

GAAP EPS	$0.22	$2.46	$2.99	$3.93

Adjusted Earnings(1)	$1.04	$1.02	$3.87	$3.51

(1)
Sempra Energy adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Table A in the appendix for information regarding non-GAAP financial measures and descriptions of adjustments above.

“Based on our strong operating and financial performance through the first nine months, we are on track for one of the best years in our history,” said Debra L. Reed, chairman, president and CEO of Sempra Energy. “During the third quarter, we saw continued growth in our utility and infrastructure businesses, while laying the groundwork for a significant new growth platform with our agreement to acquire a majority stake in Oncor.”
On Aug. 21, Sempra Energy entered into an agreement to acquire Energy Future Holdings Corp. (EFH), the indirect owner of approximately 80 percent of Oncor Electric Delivery Company LLC (Oncor), the largest electric utility in Texas. In September, the U.S. Bankruptcy Court for the District of Delaware approved EFH’s entry into the merger agreement with Sempra Energy and, earlier this month, Sempra Energy and Oncor filed a joint Change-in-Control application with the Public Utility Commission of Texas (PUCT). On Oct. 16, the PUCT set a procedural schedule to complete a review of Sempra Energy’s and Oncor’s case within 180 days, by early April 2018. The EFH transaction closing remains subject to further approvals by the Bankruptcy Court, the PUCT and the Federal Energy Regulatory Commission, among other approvals and closing conditions. Sempra Energy expects the transaction to close in the first half of 2018.

SEMPRA UTILITIES
San Diego Gas & Electric
SDG&E recorded a net loss of $28 million in the third quarter 2017, compared with earnings of $183 million in last year’s third quarter, due primarily to the $208 million after-tax impairment related to cost recovery for the 2007 San Diego wildfires, as SDG&E has determined that its regulatory asset no longer meets the probability threshold for recovery under applicable accounting guidance. The CPUC has yet to issue a final ruling in the cost-recovery proceeding.
For the first nine months of 2017, SDG&E’s earnings were $276 million, compared with $419 million in the same period last year. SDG&E’s earnings for the first nine months of 2017 included the third-quarter 2017 wildfires-related impairment. In last year’s second quarter, SDG&E recorded an after-tax charge of $31 million, refunding to ratepayers the benefits from tax repairs deductions, related to the final 2016 General Rate Case Decision.

Southern California Gas Co.
Earnings for Southern California Gas Co. (SoCalGas) were $7 million in the third quarter 2017, compared with no earnings in last year’s third quarter.
SoCalGas’ nine-month earnings were $268 million in 2017, compared with $198 million in 2016. In last year’s second quarter, SoCalGas recorded an after-tax charge of $49 million, refunding to ratepayers the benefits from tax repairs deductions, related to the final 2016 General Rate Case Decision.

Sempra South American Utilities
In the third quarter 2017, Sempra South American Utilities had earnings of $42 million, compared with $46 million in last year’s third quarter.
For the first nine months of 2017, earnings for Sempra South American Utilities were $134 million, compared with $127 million in the first nine months of 2016.

SEMPRA INFRASTRUCTURE
Sempra Mexico
Third-quarter earnings for Sempra Mexico were $66 million in 2017, compared with $332 million in 2016. In last year’s third quarter, Sempra Mexico’s results included the $350 million after-tax remeasurement gain related to the GdC acquisition, offset by the $65 million after-tax charge related to the planned sale of TdM.
For the nine-month period, Sempra Mexico had earnings of $105 million in 2017, compared with $407 million in 2016.
On Oct. 6, IEnova announced it agreed to acquire an additional stake in the Los Ramones II Norte pipeline from Pemex Transformación Industrial, increasing IEnova’s indirect ownership stake to 50 percent from 25 percent. The 452-

km pipeline, which commenced operations in February 2016, transports natural gas from Nuevo Leon to San Luis Potosí in central Mexico.

Sempra Renewables
Earnings for Sempra Renewables in the third quarter 2017 were $15 million, compared with $17 million in the third quarter 2016.
During the first nine months of 2017, earnings for Sempra Renewables were $49 million, up from $43 million during the same period last year.

Sempra LNG & Midstream
In the third quarter 2017, Sempra LNG & Midstream recorded a net loss of $4 million, compared with earnings of $77 million in the third quarter 2016, due to the $78 million after-tax gain from the sale of EnergySouth in last year’s third quarter.
For the first nine months of 2017, Sempra LNG & Midstream had earnings of $24 million, compared with a net loss of $104 million in the first nine months of 2016. Sempra LNG & Midstream recorded a $28 million after-tax recovery in the second quarter 2017 related to last year’s permanent releases of certain pipeline capacity, compared with a related $123 million after-tax loss in 2016.

EARNINGS GUIDANCE
Today, Sempra Energy updated its GAAP 2017 earnings-per-share guidance range to $4.13 to $4.43 from the prior range of $4.95 to $5.25, resulting from the impairment in the third quarter 2017 related to SDG&E’s cost recovery for the 2007 San Diego wildfires. The company said it expects its adjusted 2017 earnings per share to be at the upper end of its guidance range of $5 to $5.30.

NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted earnings per share for the third-quarter and nine-month periods in 2017 and 2016, as well as the adjusted 2017 earnings-per-share guidance range. Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the third-quarter financial tables.

INTERNET BROADCAST
Sempra Energy will webcast a live discussion of its earnings results today at 12 p.m. EDT with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 9618086.
Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2016 revenues of more than $10 billion. The Sempra Energy companies’ more than 16,000 employees serve approximately 32 million consumers worldwide.

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This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," "contemplates," "assumes," "depends," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "target," "pursue," "outlook," "maintain," or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements.
Factors, among others, that could cause actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission, U.S. Department of Energy, California Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, states, cities and counties, and other regulatory and governmental bodies in the United States and other countries in which we operate; the timing and success of business development efforts and construction projects, including risks in obtaining or maintaining permits and other authorizations on a timely basis, risks in completing construction projects on schedule and on budget, and risks in obtaining the consent and participation of partners; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; modifications of settlements; delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers (including with respect to regulatory assets associated with the San Onofre Nuclear Generating Station facility and 2007 wildfires) or regulatory agency approval for projects required to enhance safety and reliability; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the transmission grid, moratoriums or limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; changes in energy markets; volatility in commodity prices; moves to reduce or eliminate reliance on natural gas; the impact on the value of our investment in natural gas storage and related assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for storage services; risks posed by actions of third parties who control the operations of our investments, and risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments; weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits) or may be disputed by insurers; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; capital markets and economic conditions, including the availability of credit and the liquidity of our investments; fluctuations in inflation, interest and currency exchange rates and our ability to effectively hedge the risk of such fluctuations; changes in the tax code as a result of potential federal tax reform, uncertainty as to what proposals will be enacted, if any, and, if enacted, how they would be applied; changes in foreign and domestic trade policies and laws, including border tariffs, revisions to international trade agreements, such as the North American Free Trade Agreement, and changes that make our exports less competitive or otherwise restrict our ability to export or resolve trade disputes; the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company's (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E's electric transmission and distribution system and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation, and the potential risk of nonrecovery for stranded assets and contractual obligations; and other uncertainties, some of which may be difficult to predict and are beyond our control.
Additional forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed merger involving Sempra Energy, Energy Future Holdings Corp. (EFH) and EFH’s indirect interest in Oncor Electric Delivery Company LLC (Oncor), including future financial or operating results of Sempra Energy or Oncor, Sempra Energy's, EFH's or Oncor's plans, objectives, expectations or intentions, the expected financing plans for the transaction, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results and future actions to differ materially from those described in any such forward-looking statements include risks and uncertainties relating to: the risk that Sempra Energy, EFH or Oncor may be unable to obtain bankruptcy court and governmental and regulatory approvals required for the merger, or that required bankruptcy court and governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the transaction or be onerous to Sempra Energy; the risk that a condition to closing of the merger may not be satisfied, including receipt of a satisfactory supplemental private letter ruling from the Internal Revenue Service; the risk that the transaction may not be completed for other reasons, or may not be completed on the terms or timing currently contemplated; the risk that the anticipated benefits from the transaction may not be fully realized or may take longer to realize than expected; the risk that Sempra Energy may be unable to obtain the external financing necessary to pay the consideration and expenses related to the merger on terms favorable to Sempra Energy, if at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and the diversion of management time and attention to merger-related issues and related legal, accounting and other costs, whether or not the merger is completed.
These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website at www.sempra.com. Investors should not rely unduly on any forward-looking statements. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.
Sempra South American Utilities, Sempra Infrastructure, Sempra LNG & Midstream, Sempra Renewables, Sempra Mexico and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same as the California Utilities, San Diego Gas & Electric Company (SDG&E) or Southern California Gas Company (SoCalGas), and are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions, except per share amounts)	2017	2016	2017	2016
	(unaudited)
REVENUES
Utilities	$2,277	$2,264	$7,172	$6,700
Energy-related businesses	402	271	1,071	613
Total revenues	2,679	2,535	8,243	7,313

EXPENSES AND OTHER INCOME
Utilities:
Cost of electric fuel and purchased power	(650)	(604)	(1,730)	(1,680)
Cost of natural gas	(190)	(208)	(903)	(702)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(97)	(95)	(226)	(213)
Other cost of sales	(21)	(32)	(5)	(293)
Operation and maintenance	(762)	(703)	(2,207)	(2,109)
Depreciation and amortization	(378)	(328)	(1,106)	(970)
Franchise fees and other taxes	(114)	(108)	(325)	(315)
Impairment of wildfire regulatory asset	(351)	—	(351)	—
Other impairment losses	(1)	(132)	(72)	(154)
Gain on sale of assets	2	131	2	131
Equity earnings, before income tax	10	12	31	4
Remeasurement of equity method investment	—	617	—	617
Other income, net	41	26	301	98
Interest income	12	7	26	19
Interest expense	(165)	(136)	(493)	(421)
Income before income taxes and equity earnings (losses) of certain unconsolidated subsidiaries	15	982	1,185	1,325
Income tax benefit (expense)	84	(282)	(378)	(284)
Equity earnings (losses), net of income tax	3	19	(5)	69
Net income	102	719	802	1,110
Earnings attributable to noncontrolling interests	(45)	(97)	(44)	(118)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings	$57	$622	$757	$991

Basic earnings per common share	$0.23	$2.48	$3.01	$3.96
Weighted-average number of shares outstanding, basic (thousands)	251,692	250,386	251,425	250,073

Diluted earnings per common share	$0.22	$2.46	$2.99	$3.93
Weighted-average number of shares outstanding, diluted (thousands)	253,364	252,405	252,987	251,976

Dividends declared per share of common stock	$0.82	$0.76	$2.47	$2.27

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2017 and 2016 as follows:
Three months ended September 30, 2017:
▪$(208) million impairment of wildfire regulatory asset at SDG&E
Three months ended September 30, 2016:

▪
$350 million noncash gain from the remeasurement of our equity method investment in IEnova Pipelines (formerly Gasoductos de Chihuahua or GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (PEMEX), in connection with IEnova’s September 2016 acquisition of PEMEX’s 50-percent interest in GdC

▪	$78 million gain at Sempra LNG & Midstream on the September 2016 sale of EnergySouth Inc., the parent company of Mobile Gas and Willmut Gas

▪	$(90) million impairment of Sempra Mexico’s Termoeléctrica de Mexicali (TdM) assets held for sale

▪	$25 million reduction of deferred income tax liability related to the impairment in carrying value of TdM’s assets
Nine months ended September 30, 2017:

▪	$(208) million impairment of wildfire regulatory asset at SDG&E

▪	$(47) million impairment of TdM assets held for sale

▪	$5 million deferred income tax benefit on the TdM assets held for sale

▪	$28 million of recoveries related to 2016 permanent releases of pipeline capacity
Nine months ended September 30, 2016:

▪	$350 million noncash gain from the remeasurement of our equity method investment in IEnova Pipelines

▪	$78 million gain on the sale of EnergySouth

▪	$(123) million losses from the permanent releases of pipeline capacity at Sempra LNG & Midstream

▪	$(80) million adjustments related to tax repairs deductions reallocated to ratepayers as a result of the 2016 General Rate Case Final Decision (2016 GRC FD) at the California Utilities

▪	$(27) million impairment charge related to Sempra LNG & Midstream’s investment in Rockies Express Pipeline LLC (Rockies Express)

▪	$(90) million impairment of TdM assets held for sale

▪	$(1) million deferred income tax expense on the TdM assets held for sale
Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations from 2017 to 2016 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings and GAAP Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts)	Three months ended September 30, 2017				Three months ended September 30, 2016
Sempra Energy GAAP Earnings				$57				$622
Excluded items:
Impairment of wildfire regulatory asset	$351	$(143)	$—	208	$—	$—	$—	—
Remeasurement gain in connection with GdC acquisition	—	—	—	—	(617)	185	82	(350)
Gain on sale of EnergySouth	—	—	—	—	(130)	52	—	(78)
Impairment of TdM assets held for sale	—	—	—	—	131	(20)	(21)	90
Reduction of deferred income tax liability associated with TdM	—	—	—	—	—	(31)	6	(25)
Sempra Energy Adjusted Earnings				$265				$259

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$0.22				$2.46
Sempra Energy Adjusted Earnings				$1.04				$1.02
Weighted-average number of shares outstanding, diluted (thousands)				253,364				252,405

	Nine months ended September 30, 2017				Nine months ended September 30, 2016
Sempra Energy GAAP Earnings				$757				$991
Excluded items:
Impairment of wildfire regulatory asset	$351	$(143)	$—	208	$—	$—	$—	—
Impairment of TdM assets held for sale	71	—	(24)	47	131	(20)	(21)	90
Deferred income tax (benefit) expense associated with TdM	—	(8)	3	(5)	—	1	—	1
Recoveries related to 2016 permanent releases of pipeline capacity	(47)	19	—	(28)	—	—	—	—
Remeasurement gain in connection with GdC acquisition	—	—	—	—	(617)	185	82	(350)
Gain on sale of EnergySouth	—	—	—	—	(130)	52	—	(78)
Permanent releases of pipeline capacity	—	—	—	—	206	(83)	—	123
SDG&E tax repairs adjustments related to 2016 GRC FD	—	—	—	—	52	(21)	—	31
SoCalGas tax repairs adjustments related to 2016 GRC FD	—	—	—	—	83	(34)	—	49
Impairment of investment in Rockies Express	—	—	—	—	44	(17)	—	27
Sempra Energy Adjusted Earnings				$979				$884

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$2.99				$3.93
Sempra Energy Adjusted Earnings				$3.87				$3.51
Weighted-average number of shares outstanding, diluted (thousands)				252,987				251,976
(1)
Income taxes were calculated based on applicable statutory tax rates, except for adjustments that are solely income tax. Income taxes associated with TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates. An income tax benefit of $12 million associated with the 2017 TdM impairment has been fully reserved.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2017 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE TO SEMPRA ENERGY 2017 GAAP EARNINGS-PER-SHARE GUIDANCE RANGE (Unaudited)

Sempra Energy 2017 Adjusted Earnings-Per-Share Guidance Range of $5.00 to $5.30 excludes items (after the effects of income taxes and, if applicable, noncontrolling interests) as follows:
▪$(208) million impairment of wildfire regulatory asset at SDG&E
▪$(47) million impairment of Sempra Mexico’s TdM assets held for sale
▪$5 million deferred income tax benefit on the TdM assets held for sale
▪$28 million of recoveries related to 2016 permanent release of pipeline capacity

Sempra Energy 2017 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and/or nature of the excluded items, management believes this non-GAAP financial measure provides additional clarity into the ongoing results of the business and the comparability of such results to prior and future periods and also as a base for projected earnings-per-share compound annual growth rate. Sempra Energy 2017 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to Earnings-Per-Share Guidance determined in accordance with GAAP. The table below reconciles Sempra Energy 2017 Adjusted Earnings-Per-Share Guidance Range to Sempra Energy 2017 GAAP Earnings-Per-Share Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-Year 2017
Sempra Energy GAAP Earnings-Per-Share Guidance Range	$4.13	to	$4.43
Excluded items(1):
Impairment of wildfire regulatory asset	0.82		0.82
Impairment of TdM assets held for sale	0.18		0.18
Deferred income tax benefit associated with TdM	(0.02)		(0.02)
Recoveries related to 2016 permanent release of pipeline capacity	(0.11)		(0.11)
Sempra Energy Adjusted Earnings-Per-Share Guidance Range	$5.00	to	$5.30
Weighted-average number of shares outstanding, diluted (thousands)			254,000
(1)	The effects of income taxes and noncontrolling interests for excluded items are provided in the reconciliation of Sempra Energy GAAP Earnings to Sempra Energy Adjusted Earnings above.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2017	December 31, 2016(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$189	$349
Restricted cash	59	66
Accounts receivable, net	1,387	1,554
Due from unconsolidated affiliates	31	26
Income taxes receivable	118	43
Inventories	296	258
Regulatory balancing accounts – undercollected	170	259
Fixed-price contracts and other derivatives	174	83
Assets held for sale	117	201
Other	337	271
Total current assets	2,878	3,110

Other assets:
Restricted cash	13	10
Due from unconsolidated affiliates	506	201
Regulatory assets	3,186	3,414
Nuclear decommissioning trusts	1,041	1,026
Investments	2,128	2,097
Goodwill	2,393	2,364
Other intangible assets	537	548
Dedicated assets in support of certain benefit plans	435	430
Insurance receivable for Aliso Canyon costs	542	606
Deferred income taxes	132	234
Sundry	954	815
Total other assets	11,867	11,745
Property, plant and equipment, net	35,384	32,931
Total assets	$50,129	$47,786

Liabilities and Equity
Current liabilities:
Short-term debt	$2,498	$1,779
Accounts payable	1,333	1,476
Due to unconsolidated affiliates	10	11
Dividends and interest payable	386	319
Accrued compensation and benefits	334	409
Regulatory balancing accounts – overcollected	278	122
Current portion of long-term debt	1,423	913
Fixed-price contracts and other derivatives	105	83
Customer deposits	149	158
Reserve for Aliso Canyon costs	42	53
Liabilities held for sale	47	47
Other	589	557
Total current liabilities	7,194	5,927
Long-term debt	14,803	14,429

Deferred credits and other liabilities:
Customer advances for construction	148	152
Pension and other postretirement benefit plan obligations, net of plan assets	1,238	1,208
Deferred income taxes	4,090	3,745
Deferred investment tax credits	28	28
Regulatory liabilities arising from removal obligations	2,774	2,697
Asset retirement obligations	2,482	2,431
Fixed-price contracts and other derivatives	301	405
Deferred credits and other	1,569	1,523
Total deferred credits and other liabilities	12,630	12,189
Equity:
Total Sempra Energy shareholders’ equity	13,265	12,951
Preferred stock of subsidiary	20	20
Other noncontrolling interests	2,217	2,270
Total equity	15,502	15,241
Total liabilities and equity	$50,129	$47,786

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2017	2016
	(unaudited)
Cash Flows from Operating Activities
Net income	$802	$1,110
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,106	970
Deferred income taxes and investment tax credits	302	170
Impairment of wildfire regulatory asset	351	—
Other impairment losses	72	154
Gain on sale of assets	(2)	(131)
Equity earnings, net	(26)	(73)
Remeasurement of equity method investment	—	(617)
Fixed-price contracts and other derivatives	(142)	39
Other	20	50
Net change in other working capital components	229	224
Insurance receivable for Aliso Canyon costs	64	(339)
Changes in other assets	(137)	(4)
Changes in other liabilities	71	138
Net cash provided by operating activities	2,710	1,691

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,880)	(3,087)
Expenditures for investments and acquisition of businesses, net of cash and cash equivalents acquired	(110)	(1,212)
Proceeds from sale of assets, net of cash sold	12	761
Distributions from investments	25	23
Purchases of nuclear decommissioning and other trust assets	(1,082)	(418)
Proceeds from sales by nuclear decommissioning and other trusts	1,082	486
Increases in restricted cash	(293)	(53)
Decreases in restricted cash	298	71
Advances to unconsolidated affiliates	(321)	(12)
Repayments of advances to unconsolidated affiliates	8	11
Other	1	(2)
Net cash used in investing activities	(3,260)	(3,432)

Cash Flows from Financing Activities
Common dividends paid	(561)	(510)
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of common stock	37	40
Repurchases of common stock	(15)	(55)
Issuances of debt (maturities greater than 90 days)	2,395	2,013
Payments on debt (maturities greater than 90 days)	(1,829)	(1,298)
Increase in short-term debt, net	475	1,636
Deposit for sale of noncontrolling interest	—	78
Net distributions to noncontrolling interests	(109)	(43)
Other	(11)	(12)
Net cash provided by financing activities	381	1,848

Effect of exchange rate changes on cash and cash equivalents	9	8

(Decrease) increase in cash and cash equivalents	(160)	115
Cash and cash equivalents, January 1	349	403
Cash and cash equivalents, September 30	$189	$518

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITION OF BUSINESSES

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2017	2016	2017	2016
	(unaudited)
(Losses) Earnings
Sempra Utilities:
San Diego Gas & Electric	$(28)	$183	$276	$419
Southern California Gas	7	—	268	198
Sempra South American Utilities	42	46	134	127
Sempra Infrastructure:
Sempra Mexico	66	332	105	407
Sempra Renewables	15	17	49	43
Sempra LNG & Midstream	(4)	77	24	(104)
Parent and other	(41)	(33)	(99)	(99)
Earnings	$57	$622	$757	$991

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2017	2016	2017	2016
	(unaudited)
Capital Expenditures, Investments and Acquisition of Businesses
Sempra Utilities:
San Diego Gas & Electric	$359	$357	$1,122	$959
Southern California Gas	351	299	1,033	949
Sempra South American Utilities	62	51	139	133
Sempra Infrastructure:
Sempra Mexico	38	1,226	265	1,366
Sempra Renewables	261	261	361	739
Sempra LNG & Midstream	16	44	53	136
Parent and other	4	9	17	17
Consolidated Capital Expenditures, Investments and Acquisition of Businesses	$1,091	$2,247	$2,990	$4,299

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
UTILITIES	2017	2016	2017	2016

SDG&E and SoCalGas
Gas Sales (Bcf)(1)	56	56	253	242
Transportation (Bcf)(1)	184	185	488	477
Total Deliveries (Bcf)(1)	240	241	741	719

Total Gas Customers (Thousands)			6,835	6,799

Electric Sales (Millions of kWhs)(1)	4,443	4,377	11,772	11,662
Direct Access (Millions of kWhs)	957	967	2,530	2,573
Total Deliveries (Millions of kWhs)(1)	5,400	5,344	14,302	14,235

Total Electric Customers (Thousands)			1,440	1,432

Other Utilities
Natural Gas Sales (Bcf)
Sempra Mexico	7	7	22	22
Mobile Gas(2)	—	9	—	33
Willmut Gas(2)	—	—	—	2
Natural Gas Customers (Thousands)
Sempra Mexico			120	117
Mobile Gas(2)			—	84
Willmut Gas(2)			—	19
Electric Sales (Millions of kWhs)
Peru	1,647	1,771	5,321	5,607
Chile	699	680	2,201	2,161
Electric Customers (Thousands)
Peru			1,093	1,071
Chile			700	684

ENERGY-RELATED BUSINESSES

Sempra Infrastructure
Power Sold (Millions of kWhs)
Sempra Mexico(3)	1,327	1,102	3,032	2,347
Sempra Renewables(4)	894	649	3,100	2,141
Sempra LNG & Midstream	373	383	867	847

(1)	Includes intercompany sales.
(2)	On September 12, 2016, Sempra LNG & Midstream completed the sale of the parent company of Mobile Gas and Willmut Gas.
(3)
Includes power sold at the Termoeléctrica de Mexicali natural gas-fired power plant and in 2017, at the Ventika wind power generation facilities acquired in December 2016. Also includes 50 percent of total power sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50-percent ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.

(4)
Includes 50 percent of total power sold related to solar and wind projects in which Sempra Energy has a 50-percent ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.